Exhibit 4.3

FOURTH AMENDMENT, CONSENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT, CONSENT AND WAIVER TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of March 6, 2014, by and among IMMUNE PHARMACEUTICALS INC. (f/k/a EpiCept Corporation), a Delaware corporation (“EpiCept”), MAXIM PHARMACEUTICALS INC., a Delaware corporation (“Maxim”), CYTOVIA, INC., a Delaware corporation (“Cytovia”, and collectively with EpiCept and Maxim, the “Borrowers”), MIDCAP FUNDING III, LLC, a Delaware limited liability company in its capacity as agent (“Agent”) for the lenders under the Loan Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrowers, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of May 27, 2011, as amended by that certain First Amendment to Loan and Security Agreement, dated as of August 27, 2012 (the “First Amendment”), that certain Second Amendment and Waiver to Loan and Security Agreement, dated as of July 31, 2013 (the “Second Amendment”) and that certain Third Amendment and Consent to Loan and Security Agreement, dated as of August 23, 2013 (the “Third Amendment”, and as such Loan and Security Agreement may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrowers certain loans and other extensions of credit in accordance with the terms and conditions thereof;

WHEREAS, the Borrowers have advised Agent and the Lenders of their intent to raise new equity contribution on terms and conditions previously disclosed to Agent and the Lenders (the “March 2014 Equity Contribution”), which Borrowers have indicated does not arise in the Ordinary Course of Business as required pursuant to Section 7.8 of the Loan Agreement;

WHEREAS, certain Events of Default have occurred and are continuing under the Loan Agreement, which are described in further detail on Schedule A attached hereto (collectively, the “Designated Events of Default”); and

WHEREAS, the Borrowers have requested that the Agent and Lenders consent to the March 2014 Equity Contribution notwithstanding Section 7.8 of the Loan Agreement, waive the Designated Events of Default and amend the Loan Agreement in certain respects and the undersigned Lenders and the Agent are willing to grant such consent, waivers and make such amendments, all in accordance with, and subject to, the terms and conditions set forth in, this Agreement.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrowers, Lenders and Agent hereby agree as follows:

1. Acknowledgment of Obligations. Each Borrower acknowledges and agrees that as of the Fourth Amendment Effective Date, but without giving effect to this Agreement, the aggregate principal balance of the Term Loan is at least $4,441,967.80. The foregoing amount does not include interest, fees, expense and other amounts that are chargeable or otherwise reimbursable under the Loan Agreement and the other Loan Documents. Borrowers hereby acknowledge, confirm and agree that all Term Loans made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrowers to Agent and Lenders under the Loan Agreement and the other Loan Documents, are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2. Consent. Notwithstanding anything to the contrary in Section 7.8 of the Loan Agreement and subject to the terms and conditions of this Agreement, including, without limitation, Section 10 of this Agreement, Agent and Lenders hereby consent to the March 2014 Equity Contribution as a transaction with Affiliates that does not arise in the Ordinary Course of Business, so long as after giving effect to this Agreement, no Default or Event of Default shall have occurred or be continuing or, after giving effect to the March 2014 Equity Contribution, would result therefrom.

3. Waiver of Designated Events of Default. In reliance upon the representations, warranties and covenants of Borrowers contained herein, and subject to the satisfaction of each of the terms and conditions of this Agreement, including, without limitation, those set forth in Section 10 of this Agreement, Agent and Lenders hereby waive the Designated Events of Default; provided that nothing in this Agreement is intended or shall be construed to be a waiver by Agent and the Lenders of any Default or Event of Default, other than the Designated Events of Default, which may currently exist or hereafter occur after giving effect to this Agreement.

4. Amendments to the Loan Agreement. Subject to the terms and conditions of this Agreement, including without limitation fulfillment of the conditions to effectiveness specified in Section 10 below, the Loan Agreement is hereby amended as follows:

(a) Section 14 of the Loan Agreement shall be amended by deleting the definition of “Amortization Date” in its entirety, and substituting in lieu thereof the following new definition to read in its entirety as follows:

“‘Amortization Date’ means May 1, 2014.”

(b) Section 14 of the Loan Agreement shall be further amended by adding thereto in appropriate alphabetical order the following definition:

“‘Fourth Amendment Effective Date’ means March 6, 2014.”

5. Final Payment Fee. Borrowers acknowledge and agree that, notwithstanding any of the amendments or other modifications set forth herein or in any other documentation or correspondence related to the Loan Agreement or Loan Documents, or any other action taken by Borrower, Agent or any Lender, the Final Payment remains due and payable, in full and without counterclaim or offset of any kind, on the Maturity Date.

6. Post-Closing Obligation. On or prior to March 30, 2014 (subject to any extensions as may be granted by Agent in its sole discretion in writing), Borrowers shall (i) deliver to Agent a Control Agreement with respect to the Deposit Accounts listed on Schedule B attached hereto (collectively, the “Subject Leumi Accounts”) located at Bank Leumi USA and maintained in the United States, and (ii) take any such action as may be requested by Agent in order to perfect in Subject Leumi Accounts maintained in Israel, in each case, in form a substance satisfactory to Agent in its sole and absolute discretion; provided, that, until such time as Borrowers deliver such Control Agreement and take such other actions as requested by Agent, Borrowers shall not allow funds to be deposited or maintained in such Subject Leumi Accounts.

7. Additional Events of Default. Any of the following shall constitute an immediate Event of Default hereunder and under the Loan Agreement: (a) the failure by Borrowers to comply with any term, condition or covenant set forth in this Agreement, (b) the failure of any representation or warranty made by Borrowers under or in connection with this Agreement to be true, correct and complete as of the date when made or any other breach of any such representation or warranty, or (c) the repudiation and/or assertion of any defense by any Borrower with respect to this Agreement or any Loan Document or the pursuit by any Borrower or any person related to any Borrower against the Agent or any Indemnified Person.

8. No Other Amendments or Consents, Waivers, Etc.; Reservation of Rights. Except for the amendments and other modifications set forth and referred to in Sections 2 thru 6 above, the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrowers’ Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations. Without limiting the foregoing, except as expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not directly or indirectly (i) create any obligation to make any further loans, advances or other financial accommodations or to continue to defer any enforcement action after the occurrence of any Default or Event of Default, whether such Default or Event of Default has occurred or occurs in the future, (ii) constitute a consent or waiver of any past, present or future violations of any provisions of the Loan Agreement or any other Loan Documents nor constitute a novation of any of the Obligations under the Loan Agreement or other Loan Documents, (iii) amend, modify or operate as a waiver of any provision of the Loan Agreement or any other Loan Documents or any right, power or remedy of any Lender, (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction or (v) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument. Except as expressly set forth herein, each Lender reserves all of its rights, powers, and remedies under the Loan Agreement, the other Loan Documents and applicable law. All of the provisions of the Loan Agreement and the other Loan Documents, including, without limitation, the time of the essence provisions, are hereby reiterated, and if ever waived, are hereby reinstated.

9. Representations and Warranties. To induce Agent and Lenders to enter into this Agreement, each Borrower does hereby warrant, represent and covenant to Agent and Lenders that (i) each representation or warranty of Borrowers set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period) and (ii) each Borrower has the power and is duly authorized to enter into, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms.

10. Condition Precedent to Effectiveness of this Agreement. This Agreement shall become effective as of March 6, 2014 (the “Fourth Amendment Effective Date”) upon which Agent shall have received the following, each in form and, in form and substance satisfactory to Agent and Lenders:

(a) one or more counterparts of this Agreement duly executed and delivered by Borrowers, Agent and Lenders;

(b) evidence that Borrowers have received into a Collateral Account located in the United States, owned by a Borrower and subject to a Control Agreement at least $7,500,000 in unrestricted net cash proceeds pursuant to the March 2014 Equity Contribution, in form and substance and pursuant to documentation acceptable to Agent and Lenders in their sole and absolute discretion, which proceeds shall be maintained in such Collateral Account and used solely for working capital purposes in accordance with the Loan Agreement and the other Loan Documents; and

(c) such other documents, instruments, agreements and opinions as the Agent shall request.

Notwithstanding the foregoing, the Borrowers failure to complete and satisfy any of the above conditions precedent on or before March 14, 2014 (subject to any extensions as may be granted by Agent in its sole discretion in writing, which for this purpose may be by email), shall make this Agreement null and void.

11. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Fourth Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each Borrower understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

12. Covenant Not To Sue. Each Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrowers pursuant to Section 11 above. If any Borrower or any of its successors, assigns or other legal representatives violates the foregoing covenant, Borrowers, for themselves and their successors, assigns and legal representatives, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

13. Indemnification. Each Borrower hereby agrees to indemnify, defend and hold harmless Agent and each Lender in accordance with Section 12.2 of the Loan Agreement, the terms of which are incorporated herein by reference.

14. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.

15. Severability of Provisions. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

18. Entire Agreement. The Loan Agreement and the other Loan Documents as and when modified through this Agreement embody the entire agreement between the parties hereto relating to the subject matter thereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

19. No Strict Construction, Etc. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Time is of the essence for this Agreement.

20. Loan Document. For the avoidance of doubt, this Agreement constitutes a Loan Document.

21. Costs and Expenses. Each Borrower absolutely and unconditionally agrees to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with the preparation, negotiation, execution and delivery of this Agreement and any other Loan Documents or other agreements prepared, negotiated, executed or delivered in connection with this Agreement or transactions contemplated hereby.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWERS:

IMMUNE PHARMACEUTICALS INC. (f/k/a EpiCept Corporation)

By:	(SEAL)
Name:
Title:

MAXIM PHARMACEUTICALS INC.

By:	(SEAL)
Name:
Title:

CYTOVIA, INC.

By:	(SEAL)
Name:
Title:

IMMUNE PHARMACEUTICALS INC.

FOURTH AMENDMENT, CONSENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

AGENT AND LENDER:

MIDCAP FUNDING III, LLC

By:
Name:
Title:	Authorized Signatory

IMMUNE PHARMACEUTICALS INC.

FOURTH AMENDMENT, CONSENT AND WAIVER TO LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

ACKNOWLEDGEMENT, CONSENT AND AGREEMENT BY GUARANTOR

The undersigned hereby acknowledges and consents to the entering into of this Fourth Amendment, Consent and Waiver to Loan and Security Agreement (this “Agreement”) by the Borrowers and agrees and acknowledges its rights and obligations under the Loan Agreement (as amended by this Agreement) and the other Loan Documents, as applicable, remain in full force and effect notwithstanding the execution of this Agreement and further agrees to be bound by and comply with the terms of this Agreement.

IMMUNE PHARMACEUTICALS LTD.

By:	(SEAL)
Name:
Title:

SCHEDULE A

DESIGNATED EVENTS OF DEFAULT

“Designated Events of Defaults” include, without limitation:

1.	Events of Default pursuant to Section 8.1(a) of the Loan Agreement as a result of the failure by the Borrower to make the payments of principal required per Section 2.2(b) of the Loan Agreement on the December 1, 2013 Payment Date, on the January 1, 2014 Payment Date, on the February 1, 2014 Payment Date and on the March 1, 2014 Payment Date.

2.	An Event of Default pursuant to Section 6.6(b) of the Loan Agreement as a result of the failure by Borrower to execute and deliver a Control Agreement or other appropriate instrument with respect to the Subject Leumi Accounts (as defined in this Agreement) prior to establishing such Subject Leumi Accounts.

SCHEDULE B

SUBJECT LEUMI ACCOUNTS

1.	Account # XXXXXX8218 (New York) owned by Immune Pharmaceuticals Inc.

2.	Account # XXXX0086 (Herzliya, Israel) owned by Immune Pharmaceuticals Ltd.